Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc.

Announces Third Quarter 2011 Results

Honolulu, Hawaii, November 3, 2011 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.0 million or $0.28 per basic and diluted share for the three months ended September 30, 2011, compared to $3.1 million or $0.28 per basic and diluted share for the three months ended September 30, 2010. Net income decreased by $148,000 or 4.7% for the three months ended September 30, 2011 compared to the same period in 2010. The decline in earnings is primarly due to the death of a director resulting in the recognition of $696,000 of pre-tax stock benefit plan expense ($418,000 after taxes and $0.04 per basic and fully diluted share for the three months ended September 30, 2011). Excluding this expense, earnings would have increased by $270,000 or 8.6%.

The Company also announced that its Board of Directors today approved a quarterly cash dividend on its common stock of $0.09 per share. The dividend is expected to be paid on December 1, 2011 to stockholders of record as of November 17, 2011.

Allan Kitagawa, Chairman and Chief Executive Officer, said “We continued to maintain our core earnings for the third quarter of 2011. We have kept our focus on making quality mortgage loans and maintaining our net interest margin in a very difficult economic environment. I am also pleased to announce that due to our strong performance we will again be paying a quarterly dividend of $0.09 per share.”

Interest Income

For the three months ended September 30, 2011 and 2010, net interest income was $12.9 million and $11.7 million, respectively. The growth in net interest income is due to a $397,000 increase in interest and dividend income earned and a $807,000 decline in interest expense. Total interest and dividend income was $15.8 million for the three months ended September 30, 2011 compared to $15.4 million for the three months ended September 30, 2010. The growth in interest and dividend income occurred primarily due to an increase in interest earned on investment securities which totaled $6.9 million for the three months ended September 30, 2011 compared to $6.4 million for the three months ended September 30, 2010. The increase in interest income earned on investment securities was partially offset by a decrease in interest earned on loans which totaled $8.8 million for the three months ended September 30, 2011 compared to $8.9 million for the three months ended September 30, 2010.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $2.9 million for the three months ended September 30, 2011 compared to $3.7 million for the three months ended September 30, 2010. The decrease in interest expense is primarily due to an $855,000 decline in interest expense on deposits due to the lower interest rate environment. Provision for loan losses decreased due to a reversal of $39,000 of loan losses for the three months ended September 30, 2011 compared to $118,000 provision for the three months ended September 30, 2010.

Noninterest Income

Noninterest income was $1.2 million for the three months ended September 30, 2011 compared to $1.0 million for the three months ended September 30, 2010. The increase in noninterest income was primarily due to a $97,000 increase in commissions from the sale of non-deposit products and a $74,000 gain on sale of investment securities.

Noninterest Expense

Noninterest expense increased to $9.2 million for the three months ended September 30, 2011 as compared to $7.7 million for the three months ended September 30, 2010. The increase in noninterest expense was primarily due to higher compensation and employee benefit expense. A significant portion of this increase was due to expenses accrued for awards made under the equity incentive plan that was approved by stockholders in August 2010. As previously mentioned, during the three months ended September 30, 2011, the Company recognized $696,000 of pre-tax stock benefit plan expense ($418,000 after taxes) due to the death of a director.

Assets and Equity

Total assets grew to $1.516 billion at September 30, 2011 from $1.443 billion at December 31, 2010. Cash and cash equivalents decreased to $132.4 million at September 30, 2011 from $194.4 million at December 31, 2010. Investment securities held to maturity increased to $658.6 million as of September 30, 2011 from $530.6 million at December 31, 2010. Loans receivable grew to $662.7 million at September 30, 2011 from $641.8 million at December 31, 2010 due to an increase in residential mortgage loan production. The growth in investment securities and loans receivable was funded by a $62.8 million increase in deposits, a $10.0 million increase in FHLB advances and a $15.0 million increase in securities sold under agreements to repurchase. Deposits increased to $1.139 billion at September 30, 2011 from $1.076 billion at December 31, 2010. Total stockholders’ equity decreased to $214.2 million at September 30, 2011 from $227.4 million at December 31, 2010. The change in stockholders’ equity was primarily due to the Company’s earnings for the nine months ended September 30, 2011, which were offset by the cost of shares repurchased under the Company’s stock buyback program and payment of dividends for the fourth quarter of 2010 and the first and second quarters of 2011. The Board of Directors previously authorized two repurchase programs. At the end of September 30, 2011, the first buyback program was completed with 733,988 shares repurchased and 500,743 shares of the second buyback program being repurchased for a total of 1,234,731 shares being repurchased through September 30, 2011, compared to 55,707 shares as of December 31, 2010.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing was $2.4 million (11 loans) at September 30, 2011, compared to $808,000 (7 loans) at December 31, 2010. Asset quality remained strong with the ratio of nonperforming assets to total assets increasing slightly to 0.17% at September 30, 2011 from 0.06% at December 31, 2010. The allowance for loan losses at September 30, 2011 was $1.6 million and represented 0.23% of total loans. At December 31, 2010, the allowance for loan losses was $1.5 million and represented 0.23% of total loans.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 27 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2011	9/30/2010	9/30/2011	9/30/2010
Interest and dividend income:
Investment securities	$6,907	$6,371	$20,167	$19,819
Loans	8,798	8,907	26,444	26,018
Other investments	85	115	258	290

Total interest and dividend income	15,790	15,393	46,869	46,127

Interest expense:
Deposits	1,700	2,555	5,109	8,484
Advances from the Federal Home Loan Bank	105	54	295	99
Securities sold under agreements to repurchase	1,067	1,070	3,153	3,211

Total interest expense	2,872	3,679	8,557	11,794

Net interest income	12,918	11,714	38,312	34,333

Provision (reversal of allowance) for loan losses	(39)	118	83	276

Net interest income after provision for loan losses	12,957	11,596	38,229	34,057

Noninterest income:
Total other-than-temporary impairment losses	—	—	—	(3,510)
Portion of loss recognized in other comprehensive income (before taxes)	—	—	—	1,106

Net other-than-temporary impairment losses	—	—	—	(2,404)
Service fees on loan and deposit accounts	534	546	1,690	1,834
Income on bank-owned life insurance	245	256	725	765
Gain on sale of investment securities	74	—	140	350
Gain on sale of loans	138	165	374	420
Other	177	76	588	224

Total noninterest income	1,168	1,043	3,517	1,189

Noninterest expense:
Salaries and employee benefits	6,017	4,526	16,630	13,533
Occupancy	1,267	1,146	3,714	3,428
Equipment	792	734	2,366	2,184
Federal deposit insurance premiums	191	308	678	898
Other general and administrative expenses	954	952	2,887	2,843

Total noninterest expense	9,221	7,666	26,275	22,886

Income before income taxes	4,904	4,973	15,471	12,360

Income taxes	1,918	1,839	6,100	4,530

Net income	$2,986	$3,134	$9,371	$7,830

Basic earnings per share	$0.28	$0.28	$0.85	$0.69
Diluted earnings per share	$0.28	$0.28	$0.84	$0.69

Cash dividends declared per common share	$0.09	$0.07	$0.25	$0.17

Basic weighted average shares outstanding	10,659,532	11,334,058	10,969,320	11,321,912
Diluted weighted average shares outstanding	10,835,649	11,344,622	11,117,444	11,356,737

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	September 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$132,448	$194,435
Investment securities available for sale	—	15,010
Investment securities held to maturity, at amortized cost (fair value of $694,996 and $546,844 at September 30, 2011 and December 31, 2010, respectively)	658,574	530,555
Federal Home Loan Bank stock, at cost	12,348	12,348
Loans held for sale	2,987	3,234
Loans receivable, net	662,734	641,790
Accrued interest receivable	4,882	4,536
Premises and equipment, net	5,564	5,426
Real estate owned	162	—
Bank-owned life insurance	29,991	29,266
Deferred income taxes receivable	1,029	22
Prepaid expenses and other assets	5,247	6,790

Total assets	$1,515,966	$1,443,412

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,139,317	$1,076,470
Advances from the Federal Home Loan Bank	20,000	10,000
Securities sold under agreements to repurchase	120,200	105,200
Accounts payable and accrued expenses	19,727	20,430
Current income taxes payable	416	577
Advance payments by borrowers for taxes and insurance	2,088	3,376

Total liabilities	1,301,748	1,216,053

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 11,124,553 and 12,177,418 shares at September 30, 2011 and December 31, 2010	111	122
Additional paid-in capital	98,842	119,153
Unearned ESOP shares	(8,441)	(8,808)
Retained earnings	126,022	119,397
Accumulated other comprehensive loss	(2,316)	(2,505)

Total stockholders’ equity	214,218	227,359

Total liabilities and stockholders’ equity	$1,515,966	$1,443,412

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

September 30, 2011

	Three Months Ended September 30,
	2011	2010
Performance Ratios (annualized):

Return on average assets	0.79%	0.86%
Return on average equity	5.37%	5.56%
Net interest margin on average interest earning assets	3.53%	3.33%

	At September 30, 2011	At December 31, 2010
Selected Balance Sheet Data:

Book value per share (1)	$19.26	$18.67
Stockholders’ equity to total assets	14.13%	15.75%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$2,437	$808
Non-performing assets (2)	2,599	808
Allowance for loan losses	1,552	1,488
Non-performing assets to total assets	0.17%	0.06%
Allowance for loan losses to total loans	0.23%	0.23%
Allowance for loan losses to non-performing assets	59.72%	184.16%

Note:

(1)	Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding
(2)	Amounts are net of charge-offs